Exhibit (a)(1)(A)

SONUS NETWORKS, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of the prospectus relating to the Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan covering securities that have been registered under the Securities Act of 1933, as amended.

August 10, 2007

SONUS NETWORKS, INC.

Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at
5:00 p.m., Eastern Time, on Monday, September 10, 2007, unless we extend them.

By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible holders of eligible options to purchase shares of our common stock the opportunity to amend the current exercise price of eligible options and to receive cash payments equal to the difference between the current exercise price and the new exercise price, multiplied by the number of unexercised shares subject to the eligible options (we refer to this as the “offer”; “eligible holder” and “eligible options” are defined below).

The Audit Committee of the Board of Directors of Sonus Networks, Inc. (together with its subsidiaries, “Sonus,” the “Company,” “we,” “our” or “us”) recently completed a review of stock options granted to the Company’s employees.  Based on that review, we have determined that an incorrect option grant date was used to set the current exercise price of some stock options that you received and that the current exercise price would have been higher if the revised option grant date as determined by us had been used.  These options are therefore considered “discounted options.”

Discounted options that vested after December 31, 2004 are subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), including taxation when options vest (in addition to taxation when they are exercised) and a tax of 20% in addition to your normal rate, plus interest. Corresponding provisions of some states’ tax laws also impose adverse tax consequences on discounted options, including taxation upon vesting, an additional 20% tax and interest.  We refer to these additional federal and state taxes collectively as “Section 409A taxes.”  If you elect to amend the current exercise price of eligible options by participating in this offer, your eligible options should not be subject to Section 409A taxes.

You are an “eligible holder” only if you (1) are subject to taxation in the United States, (2) hold eligible options to purchase shares of Sonus common stock that are outstanding on the last date on which this offer remains open for acceptance and (3) are an employee of Sonus or its subsidiaries on the last date on which this offer remains open for acceptance.  The offer is not being made to any of our directors or executive officers.

An option to purchase our common stock is eligible for this offer (an “eligible option”) only if each of the following conditions is met:

•                                          the option was granted by Sonus under the Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan (the “1997 Plan”);

•                                          the option has a current exercise price per share that is less than $10.00;

i

•                                          the option has a current exercise price per share that is less than the fair market value per share of our common stock on the revised option grant date as determined by us;

•                                          the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, only the unvested portion of the option as of December 31, 2004 is an “eligible option”); and

•                                          the option is outstanding as of the last date on which this offer remains open for acceptance.

If you participate in this offer, then for each eligible option for which you accept this offer, the following will occur:

1.             Your eligible options will be amended to increase the current exercise price per share to the fair market value of a share of Sonus common stock on the revised option grant date as determined by us (the “new exercise price”).  The new exercise price will be the closing price of a share of Sonus common stock on the revised option grant date as determined by us.

If only a portion of your option was unvested as of December 31, 2004, then only the portion that was unvested on December 31, 2004 is an eligible option and only that portion will be amended to increase the current exercise price if you accept this offer with respect to that option.

2.             For each eligible option amended in this offer, you will receive, on or promptly following January 15, 2008, a cash payment equal to the difference between the new exercise price of the amended option and the current exercise price, multiplied by the number of unexercised shares of our common stock subject to the eligible option.

If you are an eligible holder, you are receiving on the commencement of the offer an e-mail announcing the offer and containing a link to the offer website.  After you have logged onto the offer website and clicked on the MAKE OR CHANGE AN ELECTION link, you will be directed to your election form that contains personalized information with respect to each eligible option you hold, including:

•                                          the original grant date;

•                                          the option number;

•                                          the number of unexercised shares subject to that option;

•                                          the current exercise price;

•                                          the new exercise price, should you accept this offer to amend that option;

•                                          the cash payment per share subject to each option that you will be entitled to receive should you accept this offer to amend that option; and

•                                          the total cash payment you will be entitled to receive with respect to that option should you accept this offer to amend that option.

Receipt of Amended Options and Cash Payments

If you elect to receive an amended option for an eligible option, the eligible option will be amended on the date this offer expires (but following the expiration of the offer), which is currently expected to be Monday, September 10, 2007, at 5:00 p.m., Eastern Time. Promptly following the expiration of the offer, you will receive a document entitled “Amendment to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend.  Each amended option will be subject to the terms and conditions of (1) the 1997 Plan and (2) the existing option agreement pursuant to which your option was originally granted, as amended in accordance with this offer.  Any amended option you receive will continue to be subject to the same vesting schedule, expiration date and other terms and conditions currently in place; provided, however, that any amended option will be a nonqualified stock option for U.S. federal income tax purposes, even if your eligible option was intended to be an incentive stock option at the time of grant.

In addition, the “Amendment to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive a cash payment for the eligible options you elected to have amended.  The cash payments will be paid on or promptly following January 15, 2008, and all such payments will be subject to any applicable tax withholding.  Cash payments will not be subject to any vesting conditions, so you will receive any cash payments to which you are entitled on or promptly following January 15, 2008, regardless of whether the eligible option is vested at that time and regardless of whether you are employed with us at that time.

Other Matters

The offer is not conditioned on its acceptance by any minimum number of participants or outstanding eligible options, but the offer is subject to the conditions that we describe in Section 7 of this Offer to Amend, “Conditions of the offer.” You are not required to accept this offer.

Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “SONS.” On August 7, 2007, the closing price of our common stock was $6.82 per share as reported on the NASDAQ Global Select Market. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 20 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT— STEPS YOU MUST TAKE TO PARTICIPATE

If you participate in this offer, you must properly complete and submit the election form in accordance with the applicable instructions for that form before 5:00 p.m., Eastern Time, on Monday, September 10, 2007.  You can complete this process by accessing the offer website at http://home/Departments/Legal/Pages/StockTenderOffer.aspx.  Only election forms that are completed, submitted and actually received via the offer website by the deadline will be accepted. Election forms may be submitted only via the offer website.  Election forms that are submitted by any other means or that are received after the deadline will not be accepted.  The delivery of your election form is at your risk.

We intend to confirm the receipt of your election form by e-mail within two business days.  If you have not received an e-mail confirmation that we have received your response, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two business days have elapsed, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 to confirm receipt.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

We will not provide tax advice specific to an individual’s circumstances or make any tax recommendation.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  If you have general questions about the terms of this offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question.

Offer to Amend the Exercise Price of Certain Options, dated August 10, 2007.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  Although our Board of Directors has approved making this offer, neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer.  The decision to participate in the offer must be your own, after taking into account your personal circumstances and preferences.

We are not making an offer of the cash payment or amended options in any jurisdiction in which the offer is not permitted.  We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted for amendment from, the eligible holders residing in such jurisdiction.

The information provided in this Offer to Amend is accurate only as of the date such information is shown, or if no date is indicated, the date of this offer.

v

Forward-Looking Statements

We may from time to time make written or oral statements that are “forward-looking.” Forward-looking statements may be contained in this Offer to Amend, including the section entitled “Risks of Participating in the Offer,” and in other filings we make with the SEC and in reports to our stockholders.  All forward-looking statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made, and the Company does not undertake any obligation to update its disclosure relating to forward-looking matters.  Actual results may differ materially from those expressed or implied. Factors that might cause such differences include, but are not limited to, those discussed in the “Risks of Participating in the Offer” section of this Offer to Amend, those described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and those otherwise described from time to time in the Company’s SEC reports filed after that report.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the e-mail to all eligible holders dated August 10, 2007 and the election form together with their associated instructions.  This offer is made subject to the terms and conditions of these documents as they may be amended or supplemented from time to time.  The information in this summary is not complete.  Additional important information is contained in the remainder of this Offer to Amend and the other offer documents.  We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

TABLE OF CONTENTS

Q1.	What is the offer?	4
Q2.	Why is Sonus making this offer?	6
Q3.	Who is eligible to participate in this offer?	6
Q4.	Which options are eligible for amendment in this offer?	6
Q5.	How do I participate in this offer?	7
Q6.	If I decide to participate in the offer, what will happen to my eligible options?	9
Q7.	What will I receive in return for my options?	9
Q8.	When will I receive my amended options and cash payments?	10
Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?	11
Q10.	Am I required to participate in this offer?	11
Q11.	Once my election has been accepted, is there anything I must do to receive the amended options or cash payments?	11
Q12.	Will the terms and conditions of my amended options be the same as my eligible options?	12
Q13.	When will my amended options vest and when can I exercise my amended options?	12
Q14.	What happens to my options if I elect to participate in the offer to amend eligible options but then exercise those options before expiration of the offer?	12
Q15.	What happens to my options if I do not submit my election form by the deadline, choose not to participate or my election to amend is not accepted?	12
Q16.	What are the tax consequences if I participate in the offer?	13
Q17.	What are the tax consequences if I do not participate in the offer?	13
Q18.	If my eligible option was an incentive stock option, will my amended option also be an incentive stock option?	14
Q19.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?	14
Q20.	What happens to my options and cash payment if I elect to participate in the offer but then my employment with Sonus or its subsidiaries terminates after expiration of the offer?	14
Q21.	What happens if I elect to participate in the offer but then my employment with Sonus or its subsidiaries terminates before the expiration of the offer?	15
Q22.	How will the Company confirm to me that my election form has been received?	15
Q23.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	15
Q24.	How will the Company determine whether I have properly accepted this offer?	15
Q25.	When will my amended options expire?	16
Q26.	Will I receive any paperwork indicating my options have been amended?	16
Q27.	Are there any conditions to this offer?	16
Q28.	If you extend the offer, how will you notify me?	16
Q29.	How will you notify me if the offer is changed?	16
Q30.	Can I change my mind and withdraw an election to participate in this offer?	16

Q1.                            What is the offer?

A1.                             This offer is a voluntary opportunity for eligible holders to elect to amend the current exercise price of certain options that were issued by Sonus in order to eliminate adverse federal and state tax consequences applicable to those options.  Eligible holders who participate in the offer will receive amended options and a cash payment.  This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend.

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•                                          “amended options” refers to eligible options that are amended pursuant to this offer.

•                                          “amendment date and time” refers to the date and time when the eligible options for which you accept this offer will be amended to reflect the new exercise price. We expect that the amendment date and time will be immediately following the date and time that this offer expires, which is currently expected to be Monday, September 10, 2007 at 5:00 p.m., Eastern Time.  If the expiration of the offer is extended, then the amendment date and time will be similarly extended to the new date of the expiration of the offer.

•                                          “cash payment” refers to the cash you will be entitled to receive for each eligible option that is amended pursuant to this offer.  The amount of the cash payment is equal to the difference between the new exercise price of the amended eligible option and the current exercise price multiplied by the number of shares corresponding to the unexercised portion of the eligible option that was amended.  Your election form lists the cash payment that you will receive for each eligible option, if amended.  The cash payments (1) will be paid on or promptly following January 15, 2008, (2) will be subject to any applicable tax withholding, (3) will not be subject to any vesting conditions and (4) will be made without regard to whether the eligible option is vested and without regard to whether you are an employee of the Company on the payment date.

•                                          “current exercise price” refers to the existing exercise price of an eligible option.  Your election form lists the current exercise price of each of your eligible options.

•                                          “directors and executive officers” refers to those directors and officers of Sonus listed on Schedule A, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  None of our directors or executive officers is eligible to participate in this offer.

•                                          “discounted options” refers to stock options that have a current exercise price that is less than the fair market value of the stock on the revised option grant date as determined by us.  Only discounted options may qualify as eligible options.

•                                          “1997 Plan” refers to the Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan.

•                                          “election form” refers to the form you must use to notify the Company as to the eligible options for which you accept this offer, which lists your eligible options and, for each eligible option, the original grant date, the option number, the number of unexercised shares subject to that option, the current exercise price, the new exercise price should you accept this offer to amend that option, the cash payment per share subject to the option you will be entitled to receive should you accept this offer to amend that option, and the total cash payment you will be entitled to receive with respect to that option should you accept this offer to amend that option.

•                                          “eligible holder” refers to all individuals who (1) are subject to United States taxation, (2) hold eligible options if those options are outstanding as of the last date on which this offer remains open for acceptance, and (3) are employees of Sonus or its subsidiaries on the last date on which this offer remains open for acceptance.  None of our directors or executive officers is eligible to participate in this offer.

•                                          “eligible options” refers to options that satisfy each of the conditions described in Question and Answer 4.  You may accept this offer to amend eligible options and receive cash payments, as described in Question and Answer 4 and Section 1 of this Offer to Amend.

•                                          “expiration of the offer” refers to the date and time that this offer expires.  The expiration of the offer will occur at 5:00 p.m., Eastern Time, on Monday, September 10, 2007, unless the offer is extended.  We may extend the expiration of the offer at our discretion.  If we extend the offer, the term “expiration of the offer” will refer to the date and time at which the extended offer expires.

•                                          “fair market value” with respect to shares of Sonus common stock on a given date refers to the closing price of Sonus common stock on the NASDAQ Global Select Market (or its predecessor, the NASDAQ National Market) on such date.

•                                          “new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase our common stock.  An amended option’s new exercise price will be equal to the fair market value of a share of Sonus common stock on the revised option grant date as determined by us.

Your election form lists the new exercise price for each of your eligible options should you accept this offer to amend such options.

•                                          “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration of the offer.  The offer commenced on Friday, August 10, 2007, and ends at 5:00 p.m., Eastern Time, on Monday, September 10, 2007, unless the offer is extended.

•                                          “Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder.  Section 409A was enacted under the American Jobs Creation Act of 2004.

•                                          “Section 409A taxes” refers to the additional taxes on discounted options - 20% imposed under federal law and 20% imposed under certain state laws - plus interest, which amounts are in addition to all other income and employment taxes applicable to stock options.  The United States and certain states impose Section 409A taxes.  Only those eligible holders who are subject to taxation in a state that imposes state-level Section 409A taxes will be subject to the state portion of the Section 409A taxes.

•                                          “trading day” refers to each day on which the NASDAQ Global Select Market is open for trading.

Q2.                            Why is Sonus making this offer?

A2.                             We have determined that the grant date used to determine the current exercise price of certain stock options awarded under the 1997 Plan differed from the revised option grant date as determined by us.  If the revised option grant date as determined by us had been used, the current exercise price of certain stock option grants would have been higher.  These options are therefore considered discounted options.  Discounted options are subject to adverse tax consequences under Section 409A.  These consequences include taxable ordinary income recognition for you in the year the options vest (in addition to taxation when they are exercised) and the imposition of the Section 409A taxes described in the “Terms Used in the Offer” above.  If you elect to participate in this offer, your eligible options should not be subject to the adverse tax consequences under Section 409A, as described in Section 14 of this Offer to Amend. (See Section 3)

Q3.                            Who is eligible to participate in this offer?

A3.                             You may participate in this offer if you (1) are subject to United States taxation, (2) hold eligible options, if those options are outstanding as of the last date on which this offer remains open for acceptance, and (3) are an employee of Sonus or its subsidiaries on the last date on which this offer remains open for acceptance.

Our directors and executive officers are not eligible to participate in this offer. (See Section 1)

Q4.                            Which options are eligible for amendment in this offer?

A4.                             An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•                                          the option was granted by Sonus under the 1997 Plan;

•                                          the option has a current exercise price per share that is less than $10.00;

•                                          the option has a current exercise price per share that is less than the fair market value per share of our common stock on the revised option grant date as determined by us;

•                                          the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, only the unvested portion of the option as of December 31, 2004 is an “eligible option”); and

•                                          the option is outstanding as of the last date this offer remains open for acceptance.

Q5.                            How do I participate in this offer?

A5.                             If you choose to participate in this offer, you must do the following before 5:00 p.m., Eastern Time, on Monday, September 10, 2007 (which we refer to as the “expiration of the offer”):

1.                                       You must log on to the offer website at http://home/Departments/Legal/Pages/StockTenderOffer.aspx using your username and password for entry into the site.  You will be redirected to the welcome page of the offer website.  If the site does not recognize you, you should e-mail Patti Hess at phess@sonusnet.com and include your telephone number, and we will call you.  You may also call Patti Hess at (978) 614-8647.

2.                                       You must click on the MAKE OR CHANGE AN ELECTION link to proceed with your election.  You will be redirected to the first page of the election form.  You will need to check the appropriate boxes next to each of your eligible options to indicate whether you elect to accept this offer to amend such options in accordance with the terms of this offer.

You may obtain instructions to the election form by clicking on the INSTRUCTIONS TO ELECTION FORM link from either the welcome page or the Make or Change an Election page.

3.                                       After completing the election form, you will be allowed to review the elections you have made with respect to your eligible options.  If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page.  Only after you agree to the Agreement to the Terms of Election by clicking the I AGREE button will you be directed to the Election Confirmation Statement page.

4.                                       Please print and keep a copy of the Election Confirmation Statement for your records.  You will then be deemed to have completed the election process.  Note that our receipt of your election form and delivery of the Election Confirmation Statement is not by itself an acceptance of your election to amend.  We will be deemed to have accepted valid elections only when we give notice of our acceptance of election.

If you are not able to submit your election form electronically via the offer website as a result of technical problems, such as the website being unavailable or the website not accepting your election, please e-mail phess@sonusnet.com and include your telephone number, and we will call you.  You may also call Patti Hess at (978) 614-8647.

Election forms must be received by Sonus no later than 5:00 p.m., Eastern Time, on Monday, September 10, 2007, unless extended by us.

If you participate in this offer, you will be required to accept the offer for the entire eligible portion of each eligible option you elect to amend.  In other words, you must accept the offer for all the shares subject to a particular eligible option, but not necessarily for all your eligible options if you hold more than one eligible option.  To help you determine your outstanding eligible options, the election form lists your eligible options and, for each eligible option, (1) the original grant date; (2) the option number; (3) the number of unexercised shares subject to that option; (4) the current exercise price; (5) the new exercise price should you accept this offer to amend that option; (6) the cash payment per share subject to each option that you will be entitled to receive should you accept this offer to amend that option; and (7) the total cash payment for that option you will be entitled to receive should you accept this offer to amend that option.  Options that are not listed on the election form are not eligible options.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any election for options that we determine are not eligible options or that we determine are not permissible to accept.  Subject to the terms and conditions of this offer, we will accept promptly after the expiration of this offer all proper elections. (See Section 4)

Your election to participate becomes irrevocable after 5:00 p.m., Eastern Time, on Monday, September 10, 2007 (the expiration of the offer), unless the offer is extended, in which case your election will become irrevocable after the date and time of the extended expiration of the offer.  The only exception is that if we have not accepted your election by 5:00 p.m., Eastern Time, on Friday, October 5, 2007, you may withdraw your election at any time thereafter.

We may extend this offer.  If we extend this offer, we will issue an e-mail or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the business day following the previously scheduled expiration of the offer.

If you participate in this offer, you must complete and submit the election form and submit it via the offer website before 5:00 p.m., Eastern Time, on Monday, September 10, 2007.  Only election forms that are complete, submitted and actually received by Sonus via the offer website by the deadline will be accepted.  Election forms received after the deadline will not be accepted.  The delivery of election form is at your risk.  We intend to confirm the receipt of your election form by e-mail within two business days.  If you have not received an e-mail confirmation that we have received your response, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two business days have elapsed, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572.  Election forms may only be submitted via the offer website.  Election forms submitted by any other means are not permitted.

Q6.                            If I decide to participate in the offer, what will happen to my eligible options?

A6.                             If you elect to participate in the offer, your eligible options will be amended immediately following the expiration of the offer.  The expiration of the offer will take place on Monday, September 10, 2007, unless the offer period is extended.  In addition, if you elect to participate in this offer, you will be entitled to receive the cash payment described below, less any applicable tax withholding.

The amended option will continue to be subject to the terms and conditions of the 1997 Plan and the existing option agreement pursuant to which the option was originally granted, as amended in accordance with this offer; provided, however, that any amended option will be a nonqualified stock option for U.S. federal income tax purposes, even if your eligible option was intended to be an incentive stock option at the time of grant. (See Section 6)

Q7.                            What will I receive in return for my options?

A7.                             If you participate in this offer, then for each eligible option for which you accept this offer, the following will occur:

1.                                       Your eligible options will be amended to increase the current exercise price per share to the new exercise price.  The new exercise price will be the fair market value of a share of Sonus common stock on the revised option grant date as determined by us.  The new exercise price will be the closing price of a share of Sonus common stock on the revised option grant date as determined by us.

If only a portion of your option was unvested as of December 31, 2004, then only the portion of the option that was unvested on that date is an eligible option and only that portion will be amended to increase the current exercise price.  The portion that vested on or before December 31, 2004, is not subject to the adverse tax consequences under Section 409A that this offer is designed to allow you to eliminate.  Instead, the portion of any option that vested on or before December 31, 2004, will remain outstanding in accordance with its original terms, including its current exercise price.

Your election form lists the current exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer to amend those options.

2.                                       In addition, you will receive, on or promptly following January 15, 2008, a cash payment equal to the difference between the new exercise price of the amended option and the current exercise price multiplied by the number of shares corresponding to the unexercised portion of the eligible option that was amended, in the manner described below.

Your election form lists the number of shares under your eligible options and the cash payment you will be entitled to receive for each eligible option you elect to have amended.  Note that your cash payment is subject to any applicable tax withholding.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Eligible Option Example

Assume you were granted an option to purchase 1,000 shares of Sonus common stock with an exercise price per share equal to $8.00 (this is the option’s current exercise price).  Assume that no shares vested on or before December 31, 2004.  Assume that on the revised option grant date as determined by us, the fair market value of Sonus common stock was $9.50 per share.  If, as of the expiration date, you had not exercised any portion of the option, then:

1.                                     The option to purchase 1,000 shares would be amended to increase the current exercise price to $9.50 per share; and

2.                                     A cash payment of $1,500.00 (which is equal to $9.50 minus $8.00, multiplied by 1,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, would be paid to you on or promptly following January 15, 2008.

Q8.                            When will I receive my amended options and cash payments?

A8.                             Any eligible options for which you have elected to accept this offer will be amended on the date and time immediately following the date and time that this offer expires, which is currently expected to be Monday, September 10, 2007 at 5:00 p.m., Eastern Time.  The amended options will be reflected on your online account with E*Trade within five (5) business days following the date and time that this offer expires. If the expiration of the offer is extended, the amendment date and time will be similarly extended.  Promptly after the expiration of the offer, you will receive an “Amendment to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend. (See Section 6)

In addition, the “Amendment to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive a cash payment for the eligible options you elected to have amended.  Any cash payment owed to you will be paid, less any applicable tax withholding, on or promptly following January 15, 2008.  This payment will not be subject to any vesting conditions and will be made without regard to whether the eligible option is vested and without regard to whether you are employed by us on the payment date. (See Section 6)

Q9.         Why won’t I receive my cash payment immediately following the expiration of the offer?

A9.          The Internal Revenue Service (the “IRS”) guidance that allows us to offer you the opportunity to eliminate the adverse tax consequences under Section 409A by amending your options also imposes certain requirements regarding the timing of the cash payments.  This guidance does not allow us to make the cash payments in the same calendar year in which the options are amended.  Therefore, the earliest we can make these cash payments to eligible holders who participate in the offer is January 1, 2008, and we are making the payment on the first payroll date following January 1, 2008.

Q10.       Am I required to participate in this offer?

A10.        No.  Participation in this offer is completely voluntary.

However, if you do participate in this offer, for each eligible option that you elect to have amended in this offer, you must accept this offer to amend the entire outstanding portion of that option, to the extent that it was unvested as of December 31, 2004. (See Section 2)

If you do not participate in this offer, you will be subject to adverse tax consequences under Section 409A on your eligible options and Sonus will not reimburse you for any such taxes.  Please also see Question and Answer 17 for a description of the tax consequences to you if you decide not to participate in the offer and instead keep your current options without amendment.

Q11.       Once my election has been accepted, is there anything I must do to receive the amended options or cash payments?

A11.        Once your election has been accepted, there is nothing that you must do to receive your amended options.  Your amended options will be amended on the amendment date and time, which is expected to be immediately following the expiration of the offer.  The amended options will be reflected on your online account with E*Trade within five (5) business days following the date and time that this offer expires.  (See Section 2)

You also do not need to do anything in order to receive your cash payments for the eligible options.  Note that you will receive a cash payment only for your eligible options that are amended in this offer.  The cash payment for these options, less any applicable tax withholding, will be made on or promptly following January 15, 2008.  Promptly following the expiration of the offer, we will send you an “Amendment to Stock Option Agreements and Promise to Make Cash Payment” evidencing your right to receive a cash payment for these options.  You will receive the cash payment regardless of whether the eligible option is vested on the payment date and regardless of whether you continue to be employed by us on the payment date.

Q12.       Will the terms and conditions of my amended options be the same as my eligible options?

A12.        Yes.  Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your existing eligible options; provided, however, that any amended option will be a nonqualified stock option for U.S. federal income tax purposes, even if your eligible option was intended to be an incentive stock option at the time of grant.  (See Sections 2, 9 and 14)

Q13.       When will my amended options vest and when can I exercise my amended options?

A13.        If your options are amended, they will continue to vest according to the vesting schedule of your original options.  Future vesting is subject to your continued employment with us through each relevant vesting date.  If your eligible option is partially or fully vested, then your amended option will be vested to the same extent.  (See Section 9)

You may exercise any of your amended options at any time following its amendment subject to normal restrictions on trading on the basis of material non-public information and the vesting provisions of such option and prior to the termination of the option pursuant to its terms.  We will process the option amendments in our stock option database as soon as the offer is completed, and we expect your amended options will be exercisable within five (5) business days following the expiration of the offer.

Q14.       What happens to my options if I elect to participate in the offer to amend eligible options but then exercise those options before expiration of the offer?

A14.        If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options that you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment for such options.  In addition, for those eligible options you exercise prior to expiration of the offer, you will be required to pay the Section 409A taxes, which amounts are in addition to all other income and employment taxes that you owe with respect to your stock options.  The Company will not reimburse you for these taxes.  (See Section 14)

Q15.       What happens to my options if I do not submit my election form by the deadline, choose not to participate or my election to amend is not accepted?

A15.        If we do not receive your properly completed election form by the deadline, you choose not to participate, or your election to amend is not accepted by us under this offer, your existing options will (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment, (2) retain their current exercise price, (3) remain exercisable for the same number of shares, (4) retain their current terms for exercise, (5) retain their current vesting schedule and expiration date, and (6) be treated as nonqualified stock options for U.S. federal income tax purposes, even if they were intended to be incentive stock options at the time of grant.  As described in Question and Answer 2, you will be subject to taxation upon the vesting of the option at your regular income tax rates, plus you will be subject to the Section

409A taxes at that time.  These adverse tax consequences will continue to apply annually until your option is exercised or expires and the Company will not reimburse you for those taxes.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  (See Section 14)

Q16.       What are the tax consequences if I participate in the offer?

A16.        Section 409A provides that discounted options will, to the extent the option was not vested on or before December 31, 2004, be subject to adverse tax consequences.  If you participate in this offer, your eligible options that are amended should not be subject to the adverse tax consequences under Section 409A.  Your amended option will be a nonqualified stock option for U.S. federal income tax purposes, even if your eligible option was intended to be an incentive stock option at the time of grant.

If you participate in this offer for your eligible options, you will not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options.  We believe that the acceptance and amendment of options will be treated as a non-taxable exchange for United States federal income tax purposes.  The cash payment to you in January 2008 will be taxable compensation income to you for 2008 and will be subject to applicable tax withholding.

Q17.       What are the tax consequences if I do not participate in the offer?

A17.        Section 409A provides that discounted options will, to the extent the option was not vested on or before December 31, 2004, be subject to adverse tax consequences.  As a result, if you do not participate in this offer, your eligible options will be subject to the adverse tax consequences under Section 409A.

The adverse tax consequences include a 20% tax imposed under federal law, plus interest, which amount is in addition to all other income and employment taxes applicable to your stock options.  The tax and interest will begin to apply when your option vests.  Further, it is possible that during each subsequent tax year (until the option is exercised or expires), any increase in the fair market value of shares underlying the options will be taxed and may also be subject to the additional 20% tax and interest, in addition to other income and employment taxes.  Corresponding provisions of some states’ tax laws also impose adverse tax consequences on discounted options, including taxation upon vesting, an additional 20% tax and interest.  We will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws and will not reimburse you for those taxes.  Moreover, your option will be a nonqualified stock option for U.S. federal income tax purposes, even if your eligible option was intended to be an incentive stock option at the time of grant.

In addition, if you are subject to taxation in the United States and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.

We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  If you have general questions regarding the terms of this offer or requests for general tax information about this offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question.

Q18.       If my eligible option was an incentive stock option, will my amended option also be an incentive stock option?

A18.        No.  Your amended option will be treated as a nonqualified stock option for U.S. federal income tax purposes, even if your eligible option was intended to be an incentive stock option at the time of grant.  To qualify as an incentive stock option, an option must have an exercise price that is at least equal to the fair market value of the company’s stock on the date of grant.  We have determined that an incorrect option grant date was used to set the current exercise price of the eligible options and that the current exercise price would have been higher if the revised option grant date as determined by us had been used.  Therefore, the eligible options do not qualify as incentive stock options.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14)

Q19.       If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

A19.        No.  However, your option will not be amended and cash payment will not be made if we are prohibited from doing so by applicable laws or rules.  For example, we could become prohibited from amending options as a result of changes in SEC, National Association of Securities Dealers or NASDAQ Stock Market rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q20.       What happens to my options and cash payment if I elect to participate in the offer but then my employment with Sonus or its subsidiaries terminates after expiration of the offer?

A20.        If you elect to participate in this offer regarding your eligible options, such options will be amended on the amendment date and time, which is expected to be immediately following the expiration of the offer.  Your amended options will continue to vest according to the vesting schedule of your original options under the terms of the 1997 Plan.  Therefore, if your employment with the Company or its subsidiaries terminates after your eligible options are amended pursuant to this offer, your amended eligible options will cease to vest in accordance with their terms and will be exercisable only as set forth in the 1997 Plan and your option agreement.  However, if you elect to participate in this offer prior to the termination of your employment with the Company or its subsidiaries, and your options are amended, you will still be entitled to receive a cash payment for the amended options, less any applicable tax withholding, as described in Question and Answer 1 above.  You will receive any cash payments to which you are entitled on or promptly following January 15, 2008, regardless of whether the amended options are vested on the payment date and regardless of whether you are employed with us on the payment date. (See Questions and Answers 8 and 11 and Sections 2 and 6)  You will be responsible for notifying us of any change of address following your termination of employment so that we can send your cash payment to you.

Q21.       What happens if I elect to participate in the offer but then my employment with Sonus or its subsidiaries terminates before the expiration of the offer?

A21.        You will not be eligible to participate in this offer if you are not an employee of Sonus or its subsidiaries on the last day on which this offer remains open for acceptance.  Your options will continue to be subject to the adverse tax consequences under Section 409A.  (See Question and Answer 17)

Q22.       How will the Company confirm to me that my election form has been received?

A22.        We intend to confirm the receipt of your election form by e-mail within two business days.  If you have not received an e-mail confirmation within two business days, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two business days have elapsed, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572. (See Section 4)

Q23.       Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A23.        No. Your election to participate or not to participate in the offer will not have any effect on our decisions about future option grants or other compensation. (See Section 7)

Q24.       How will the Company determine whether I have properly accepted this offer?

A24.        We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form that we determine is not in good order or that we determine it would be unlawful to accept.  We will accept, subject to the terms of this offer, all proper elections that are not validly withdrawn.  No election for eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us.  We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q25.       When will my amended options expire?

A25.        Your amended options, if any, will expire on same date your original eligible options were scheduled to expire under the terms of the 1997 Plan and applicable option agreement. (See Section 9)

Q26.       Will I receive any paperwork indicating my options have been amended?

A26.        Yes.  Promptly after the expiration of the offer, we will send you an “Amendment to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend. (See Section 9)

Q27.       Are there any conditions to this offer?

A27.        Yes.  The completion of this offer is subject to a number of conditions that are described in Section 7 of this Offer to Amend. (See Section 7)  However, the implementation of this offer is not conditioned upon its acceptance by a minimum number of participants or outstanding eligible options.

Q28.       If you extend the offer, how will you notify me?

A28.        If we extend this offer, we will issue an e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the offer. (See Sections 2 and 15)

Q29.       How will you notify me if the offer is changed?

A29.        If we change the offer, we will issue an e-mail or other form of communication disclosing the change no later than 9:00 a.m., Eastern Time, on the next business day following the day we change the offer. (See Section 15)

Q30.       Can I change my mind and withdraw an election to participate in this offer?

A30.        Yes.  You may change your mind after you have submitted an election form and withdraw your election for some or all of your eligible options at any time before the expiration of the offer.  If we extend the expiration of the offer, you may withdraw your election for some or all of your eligible options at any time until the extended offer expires.  If you again change your mind, you may submit another election form and you will be bound by the last properly submitted election form we receive before the expiration of the offer.  However, if we have not accepted your election by 5:00 p.m., Eastern Time, on Friday, October 5, 2007, you may withdraw your election at any time thereafter. (See Section 5)

Q31.       How do I withdraw my election?

A31.        To withdraw your election for some or all of your eligible options, you must submit a properly completed new election form before the expiration of the offer in accordance with the procedures described in Question and Answer 5 and Sections 4 and 5.  On the

election form, you will need to check the appropriate boxes next to each of your eligible options to indicate that you elect not to accept this offer to amend such options in accordance with the terms of this offer.  Please print and keep a copy of your new Election Confirmation Statement for your records.

Any election for options you do not withdraw will remain in effect under this offer pursuant to the last properly submitted election form.

Q32.       What if I withdraw my election and then decide again that I want to participate in this offer?

A32.        If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration of the offer in accordance with the procedures described in Question and Answer 5 and Section 4.  You may elect to accept this offer for some or all of the eligible options. The new election form must be completed after the date of your withdrawal. (See Section 5)

Q33.       Can I change my mind about the options for which I want to accept this offer?

A33.        Yes.  You may change your mind after you have submitted an election form and change the options for which you elect to accept this offer at any time before the expiration of the offer by submitting a new properly completed election form before the expiration of the offer in accordance with the procedures described in Question and Answer 5 and Section 4.  On the election form, you will need to check the appropriate boxes next to each of your eligible options to indicate whether you elect to accept this offer to amend such options in accordance with the terms of this offer.

If we extend the expiration of the offer, you may change your election at any time until the extended offer expires.  You may elect to accept this offer for additional options, or you may choose to accept this offer for fewer options.  If you again change your mind, you may submit another election form and you will be bound by the last properly submitted election form we receive before the expiration of the offer.  Please be sure that any new election form you submit includes all the eligible options for which you want to accept this offer and is clearly dated after your last-submitted election form.

Q34.       How should I decide whether or not to accept this offer?

A34.        We understand that it may be difficult for you to decide whether or not to accept this offer.  The program does carry risk (see “Risks of Participating in the Offer” beginning on page 20 for information regarding some of these risks), and it is possible that opportunities to exercise your options before the end of the offer might be more beneficial to you than the opportunities available after the completion of the offer, after considering the tax consequences of exercising unamended options (as described in Section 14).  The decision to participate in the offer must be your own.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  If you have general questions regarding the terms of this offer or requests for general tax information about this offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question. (See Section 3)

Q35.       What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A35.        If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible holder beneficially owns a portion of that option, you may accept this offer for the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion, in accordance with the domestic relations order or comparable legal document.  We will respect an election properly made by you, as legal owner of the eligible option, and accepted by us, and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you regarding such an election. (See Section 2)

We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  (See Sections 9 and 14)

Q36.       Has Sonus made a recommendation regarding the offer?

A36.        Although our Board of Directors has approved making the offer, neither we nor our Board of Directors makes any recommendation as to whether you should accept or refrain from accepting the offer to amend your eligible option.  You must make your own decision whether to accept the offer, after taking into account your own personal circumstances and preferences.  You should be aware that adverse tax consequences under Section 409A will apply to your eligible option if it is not amended. (Section 14)

Q37.       What are some of the key dates to remember?

A37.        The commencement date of the offer is Friday, August 10, 2007.

A question and answer session will be held on Wednesday, August 15, 2007, at 11:00 a.m., Eastern Time, in the Sonus cafeteria in the Westford headquarters and by conference call at (877) 259-8255, ID 1103562.

The offer expires at 5:00 p.m., Eastern Time, on Monday, September 10, 2007 (unless we extend it).

The eligible options for which you have elected to accept this offer will be amended on the date and time immediately following the date and time that this offer expires, which is currently expected to be Monday, September 10, 2007 at 5:00 p.m., Eastern Time (unless we extend the offer). The amended options will be reflected on your online account with E*Trade within five (5) business days following the date and time that this offer expires.

The cash payment will be made on or promptly following January 15, 2008.

Q38.       Whom can I contact if I need to confirm the Company’s receipt of my election form, if I have questions about the offer, or if I need additional copies of the offer documents?

A38.        We intend to confirm the receipt of your election form by e-mail within two business days.  If you have not received an e-mail confirmation that we have received your response, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two business days have elapsed, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question.

If you need additional copies of the offer documents or the election form, or for general questions concerning this offer or general questions about the tax consequences discussed in this offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572.  Copies will be furnished promptly at the Company’s expense.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This description and items discussed in “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in the Company’s subsequent SEC reports, which are incorporated herein by reference, highlight the material risks of participating in this offer.  You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

Federal Tax-Related Risks

The IRS could change the expected Section 409A tax consequences.

We have designed this offer in a way that is specifically contemplated by the U.S. Treasury Department and the IRS to eliminate adverse tax treatment under Section 409A.  Although we believe that we have complied in good faith with the current guidance with respect to the offer to amend your eligible options to avoid the adverse tax consequences under Section 409A, we cannot guarantee the effect of any future IRS guidance.  Moreover, the tax laws may change again in a manner that would adversely affect your new options, and we cannot provide any assurance that an offer similar to this one will be made.

Cash payments will be a taxable event even if amended options are not exercised.

Any cash payments received for eligible options that you elect to amend will be subject to regular income and employment tax withholding at the time of receipt.  Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.  You cannot elect to receive this payment at a different time.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you.  You should also be certain to consult your personal tax advisor to discuss these consequences.

THE OFFER

1.                                      Eligibility.

You are an “eligible holder” only if you (1) are subject to taxation in the United States, (2) hold eligible options, if those options are outstanding as of the last date on which this offer remains open for acceptance, and (3) are an employee of Sonus Networks, Inc. or its subsidiaries (collectively referred to as “Sonus,” the “Company,” “we,” “our” or “us”), on the last date on which this offer remains open for acceptance.

If you are an employee of the Company, unless expressly provided by an agreement between you and the Company or by the requirements of applicable law, your employment with the Company will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.  You must be an employee of the Company in order to be an eligible holder.

None of our directors or executive officers, all of whom are listed on Schedule A to this Offer to Amend, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is eligible to participate in this offer.

2.                                      Number of options and amount of consideration; expiration of the offer.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible holders and for which proper elections are made, and are not validly withdrawn, before the expiration of the offer.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•                                          the option was granted by Sonus under the Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan (the “1997 Plan”);

•                                          the option has a current exercise price per share that is less than $10.00;

•                                          the option has a current exercise price per share that is less than the fair market value per share of our common stock on the revised option grant date as determined by us;

•                                          the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, only the unvested portion of the option as of December 31, 2004 is an “eligible option”); and

•                                          the option is outstanding as of the last date on which this offer remains open for acceptance.

As noted above, in order to be eligible, options must be outstanding as of the expiration of the offer.  For example, if a particular option expires after commencement, but before the expiration of the offer, that option is not eligible for this offer.

You may choose to accept this offer to amend some, but not all, of your eligible options in this offer.  However, if you do choose to accept this offer to amend an eligible option, you must accept this offer for all of the shares subject to that option that were unvested as of December 31, 2004.  If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible holder beneficially owns a portion of that option, you may accept this offer for the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal document.  We will respect an election properly made by you, as the legal owner of the eligible option, and accepted by us and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you in such an election.

Subject to the terms of this offer, and upon our acceptance of your election to accept this offer, for each eligible option for which you accept this offer, the following will occur:

1.                                       Your eligible options will be amended to increase the current exercise price per share to the new exercise price.  The “new exercise price” will be the fair market value of a share of the common stock of Sonus on the revised option grant date as determined by us.  The new exercise price will be the closing price of a share of Sonus common stock on the revised option grant date as determined by us.

If only a portion of your option was unvested as of December 31, 2004, then only the unvested portion of the option as of December 31, 2004 is an eligible option and will be amended to increase the current exercise price.  Your election form lists (1) the current exercise price of your eligible options and (2) the new exercise price of such options, should you accept this offer to amend those options; and

2.                                       For each such eligible option amended in this offer, you will receive, on or promptly following January 15, 2008, a cash payment equal to the difference between the new exercise price of the amended option and the current exercise price, multiplied by the number of unexercised shares of our common stock subject to the eligible option that was amended in the manner described below.  Your election form lists (1) the number of unexercised shares subject to your eligible options and (2) the cash payment you will be entitled to receive for each eligible option should you accept this offer in connection with those options.  Note that your cash payment is subject to any applicable tax withholding.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Eligible Option Example

Assume you were granted an option to purchase 1,000 shares of Sonus common stock with an exercise price per share equal to $8.00 (this is the option’s current exercise price).  Assume that no shares vested on or before December 31, 2004.  Assume that on the revised option grant date as determined by us, the fair market value of Sonus common stock was $9.50 per share. If, as of the expiration date, you had not exercised any portion of the option, then:

1.                                     The option to purchase 1,000 shares would be amended to increase the current exercise price to $9.50 per share; and

2.                                     A cash payment of $1,500.00 (which is equal to $9.50 minus $8.00, multiplied by 1,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, would be paid to you on or promptly following January 15, 2008.

The vesting of your amended options will not change.  As a result, once you cease to be an employee, there will be no further vesting of your amended option, and the option will be exercisable only as set forth in the 1997 Plan and your applicable option agreement.

All amended options will be subject to the terms of the 1997 Plan and the option agreement under which the option was granted, as amended in accordance with this offer; provided, however, that any amended option will be a nonqualified stock option for U.S. federal income tax purposes, even if your eligible option was intended to be an incentive stock option at the time of grant.  The current form of option agreement under the 1997 Plan is incorporated by reference as an exhibit into the Schedule TO with which this offer has been filed.  See Section 9 of this Offer to Amend for a description of the 1997 Plan.

The expiration of the offer will occur at 5:00 p.m., Eastern Time, on Monday, September 10, 2007, unless we extend the offer.  We may, in our discretion, extend the offer, in which event the expiration of the offer will refer to the latest time and date at which the extended offer expires.  See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.                                      Purpose of the offer.

The Audit Committee of Sonus’s Board of Directors recently completed a review of stock options granted to Sonus employees.  Based on that review, we have determined that an incorrect option grant date was used to set the current exercise price of some stock options that you received and that the current exercise price would have been higher for certain of those stock option grants if the revised option grant date as determined by us had been used.  These options are therefore considered “discounted options.”

Discounted options that vested after December 31, 2004 are subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), including taxation when options vest (in addition to taxation when they are exercised) and a tax of 20% in addition to your normal rate, plus interest.  Corresponding provisions of some states’ tax laws also impose adverse tax consequences on discounted options, including taxation upon vesting, an additional 20% tax and interest.  We refer to these additional federal and state taxes collectively as “Section 409A taxes.”

Except as described below or otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals or negotiations that relate to or would result in:

•                                          any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•                                          any purchase, sale or transfer of a material amount of our assets;

•                                          any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                                          any change in our present Board of Directors, including a change in the number or term of directors or to fill any existing Board of Director vacancies;

•                                          any other material change in our corporate structure or business;

•                                          our common stock being delisted from the NASDAQ Global Select Market;

•                                          our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                                          the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                                          the acquisition by any person of additional securities of the Company or the disposition of securities of the Company, other than in the ordinary course or pursuant to existing options or other rights or in accordance with our previously announced stock repurchase plans; or

•                                          any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  The Company will prepare communications regarding this offer but will not provide tax advice specific to an individual’s circumstances or make any tax recommendation.  You must make your own decision about whether to participate in this offer.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  If you have general questions regarding the terms of this offer or requests for general tax information about this offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question.

4.                                       Procedures for electing to participate in this offer.

Proper election to participate in this offer.

Participation in this offer is voluntary.  To participate in this offer, you must, in accordance with the instructions of the election form, properly complete and submit the election form to the Company.  The Company must receive the properly completed and submitted election form via the offer website before the expiration of the offer.  The expiration of the offer will occur at 5:00 p.m., Eastern Time, on Monday, September 10, 2007, unless we extend the offer.  Election forms and related documents may only be submitted via the offer website.

If you are an eligible holder, you will receive on the commencement of the offer an e-mail announcing the offer and containing a link to the offer website.  If you choose to participate in this offer, you must do the following before 5:00 p.m., Eastern Time, on Monday, September 10, 2007 (which we refer to as the “expiration of the offer”):

1.                                       You must log on to the offer website at http://home/Departments/Legal/Pages/StockTenderOffer.aspx using your username and password for entry into the site.  You will be redirected to the welcome page of the offer website.  If the site does not recognize you, you should e-mail phess@sonusnet.com and include your telephone number, and we will call you.  You may also call Patti Hess at (978) 614-8647.

2.                                       You must click on the MAKE OR CHANGE AN ELECTION link to proceed with your election.  You will be redirected to the first page of the election form. You will need to check the appropriate boxes next to each of your eligible options to indicate whether you elect to accept this offer to amend such options in accordance with the terms of this offer.

You may obtain instructions to the election form by clicking on the INSTRUCTIONS TO ELECTION FORM link from either the welcome page or the Make or Change an Election page.

3.                                       After completing the election form, you will be allowed to review the elections you have made with respect to your eligible options.  If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page.  Only after you agree to the Agreement to the Terms of Election by clicking the I AGREE button will you be directed to the Election Confirmation Statement page.

4.                                       Please print and keep a copy of the Election Confirmation Statement for your records.  You will then be deemed to have completed the election process.  Note that our receipt of your election form and delivery of the Election Confirmation Statement is not by itself an acceptance of your election to amend.  We will be deemed to have accepted valid elections only when we give notice of our acceptance of election.

If you are not able to submit your election form electronically via the offer website as a result of technical problems, such as the website being unavailable or the website not accepting your election,  please e-mail phess@sonusnet.com and include your telephone number, and we will call you.  You may also call Patti Hess at (978) 614-8647.

Election forms must be received by Sonus no later than 5:00 p.m., Eastern Time, on Monday, September 10, 2007, unless extended by us.

If you participate in this offer, you will be required to accept the offer for the entire eligible portion of each eligible option you elect to amend.  In other words, you must accept the offer for all the shares subject to a particular eligible option, but not necessarily for all your eligible options, if you hold more than one eligible option.  To help you determine your outstanding eligible options, the election form lists your eligible options and, for each eligible option, (1) the original grant date; (2) the option number; (3) the number of unexercised shares subject to that option; (4) the current exercise price; (5) the new exercise price should you accept this offer to amend that option; (6) the cash payment per share subject to each option that you will be entitled to receive should you accept this offer to amend that option; and (7) the total cash payment with respect to each option that you will be entitled to receive should you accept this offer to amend that option.  Options that are not listed on the election form are not eligible options.

Except as noted in Section 5, your election to participate becomes irrevocable after 5:00 p.m., Eastern Time, on Monday, September 10, 2007, unless the offer is extended, in which case your election will become irrevocable after the date and time of the extended expiration of the offer.  You may change your mind after you have submitted an election form and withdraw your election for some or all of your eligible options at any time before the expiration of the offer, as described in Section 5 of this Offer to Amend.  If you again change your mind, you may submit another election form and you will be bound by the last properly submitted election form we receive before the expiration of the offer.

If you submit an election form, and then decide that you would like to elect to accept this offer for additional eligible options, you must properly complete and submit a new election form via the tender offer website before the expiration of the offer.  This new election form must also list all of the eligible options for which you wish to accept this offer, because your original election form will no longer be valid.  If you again change your mind, you may submit another election form and you will be bound by the last properly submitted election form we receive before the expiration of the offer.

The delivery of all documents, including election forms, is at your risk.  Sonus intends to confirm the receipt of your election form by e-mail within two business days.  If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two business days have elapsed, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question. Only election forms that are completed, submitted and actually received by the Company via the offer website by the deadline will be accepted.  Election forms may only be submitted via the offer website.  Election forms submitted by any other means are not permitted.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all proper elections promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your election.  For purposes of this offer, we will be deemed to have accepted options for which elections that are properly made and have not been properly withdrawn as of the time when we give notice to the eligible holders generally of our acceptance of elections.  We may issue this notice of acceptance by e-mail or other methods of communication.  Options accepted will be amended on the date and time immediately following the date and time that this offer expires, which is currently expected to be Monday, September 10, 2007 at 5:00 p.m., Eastern Time.  If the expiration of the offer is extended, the amendment date and time will be similarly extended.

Determination of validity; rejection of elections; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any elections.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept.  We will accept all proper elections that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election for any particular options or for any particular eligible holder, provided that if we grant any such waiver, it will be granted for all eligible holders and options for which elections have been made.  No elections will be deemed to have been properly made until all defects or irregularities have been cured by the eligible holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer.  We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your elections for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer.

5.                                      Withdrawal rights and change of election.

You may withdraw or change your election only in accordance with the provisions of this section.

If you have previously elected to accept this offer to amend your eligible options, you may withdraw that election for some or all of these options at any time before the expiration of the offer, which is currently expected to be 5:00 p.m., Eastern Time, on Monday, September 10, 2007.  If we extend the offer, you may withdraw your election for some or all of your eligible options at any time until the extended offer expires.

In addition, although we intend to accept, promptly after the expiration of this offer, all valid elections, if we have not accepted your election by 5:00 p.m., Eastern Time, on Friday, October 5, 2007, you may withdraw your election at any time thereafter.

To validly withdraw an earlier election, you must submit, in accordance with the procedures listed in Section 4 above, a properly completed new election form to the Company via the offer website while you still have the right to withdraw the election for those options.  On the election form, you will need to check the appropriate boxes next to each of your eligible options to indicate that you elect not to accept this offer to amend such options in accordance with the terms of this offer.  Please print and keep a copy of your new Election Confirmation Statement for your records.  Any election you do not withdraw will remain effective pursuant to your prior election form.  If you again change your mind, you may submit another election form and you will be bound by the last properly submitted election form we receive before the expiration of the offer.  The Company must receive the properly completed new election form before the expiration of the offer.  The expiration of the offer will occur at 5:00 p.m., Eastern Time, on Monday, September 10, 2007, unless we extend the offer.

Any election for options you do not withdraw will remain in effect under this offer pursuant to the last properly submitted election form.

You may not rescind any withdrawal but can re-elect to accept the offer.  Your elections for withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer for your eligible options before the expiration of the offer.  To re-elect to accept this offer, you must submit via the offer website a new election form before the expiration of the offer by following the procedures described in Section 4 of this Offer to Amend.  This new election form must be properly completed and submitted after your original election form and after your withdrawal.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of any withdrawals.  Our determination of these matters will be final and binding.

The delivery of all documents, including any election forms, is at your risk.  The Company intends to confirm the receipt of your election form by e-mail within two business days.  If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form.  If you need to confirm receipt after two business days have elapsed, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572.  Only election forms that are completed, submitted and actually received by the Company via the offer website by the deadline will be accepted.  Election forms may be submitted only via the offer website.  Election forms submitted by any other means are not permitted.

6.                                      Acceptance of elections for amendment, issuance of cash payments, and amended options.

Upon the terms and conditions of this offer and promptly following the expiration of the offer, we will accept all proper elections that have been made and have not been validly withdrawn before the expiration of the offer.

Subject to the terms and conditions of this offer, if elections for your eligible options are properly made and accepted by us, the options subject to the elections will be amended as of the amendment date and time.  We expect that the amendment date and time will be immediately following the date and time that this offer expires, which is currently expected to be Monday, September 10, 2007 at 5:00 p.m., Eastern Time.  If the expiration of the offer is extended, then the amendment date and time will be similarly extended to the new date and time of the expiration of the offer.  Once eligible options for which you elect to accept this offer are amended, those options will be replaced in full by the amended options.

For purposes of the offer, we will be deemed to have accepted valid elections that have been made and not properly withdrawn as of the time when we give notice to the eligible holders generally of our acceptance for amendment.  This notice may be made by e-mail or other method of communication.  Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration of the offer all proper elections that have been made that are not validly withdrawn.

In lieu of the eligible options for which you choose to accept this offer, you will be entitled to receive amended options and a cash payment, as described in Section 2 of this Offer to Amend.  Eligible options for which you choose to accept this offer will be amended on the amendment date and time.  Promptly following the expiration of the offer, you will receive an “Amendment to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend.

In addition, if you elected to amend any eligible option, the “Amendment to Stock Option Agreements and Promise to Make Cash Payment” will evidence your right to receive the cash payment.  Any cash payment owed to you for an eligible option for which you have chosen to accept this offer will be paid to you, less any applicable tax withholding, on or promptly following January 15, 2008.  This payment will not be subject to any vesting conditions, so you will receive any cash payments to which you are entitled on or promptly following January 15, 2008, regardless of whether the eligible option is vested and regardless of whether you are employed by us at that time.  If you do not receive an “Amendment to Stock Option Agreements and Promise to Make Cash Payment” within seven business days after the expiration of the offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572.

The IRS guidance under Section 409A that allows us to offer you the opportunity to eliminate the adverse tax consequences under Section 409A by amending your options also imposes certain requirements regarding the timing of the cash payments for your eligible options that are amended.  The guidance does not allow us to make the cash payments in the same calendar year in which the options are amended.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule.  If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, the options that you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment for those options.  Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this offer.

7.                                      Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance of elections to amend that have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration of the offer, any of the following events has occurred, or has been determined by us to have occurred:

•                                          any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                                          any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us;

•                                          any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•                                          the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•                                          any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•                                          in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the offer;

•                                          the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•                                          if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•                                          a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•                                          any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•                                          any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•                                          any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options, or

•                                          any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of the assets or securities of the Company or any of its subsidiaries;

•                                          any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•                                          any change or changes in the business, condition (financial or other), assets, income, operations or stock ownership of the Company that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us; or

•                                          any rules or regulations by any governmental authority, the NASDAQ Stock Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us.

If any of the above events occur, we may:

•                                          terminate the offer;

•                                          complete and/or extend the offer, subject to your withdrawal rights;

•                                          amend the terms of the offer; or

•                                          waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration of the offer.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver with respect to that particular circumstance under which we failed to exercise our rights.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.                                      Price range of shares underlying the options.

There is no established trading market for eligible options, or any other options granted under the 1997 Plan.

The Sonus common stock that underlies your options is listed on the NASDAQ Global Select Market under the symbol “SONS.”  The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the NASDAQ Global Select Market (or its predecessor, the NASDAQ National Market):

Quarter Ended	High	Low

Fiscal Year Ending December 31, 2007
3rd Quarter (through August 7, 2007)	$8.75	$5.90
2nd Quarter	9.03	7.16
1st Quarter	8.78	6.63
Fiscal Year Ended December 31, 2006
4th Quarter	$7.09	$4.71
3rd Quarter	5.75	3.96
2nd Quarter	5.70	3.81
1st Quarter	5.58	3.69
Fiscal Year Ended December 31, 2005
4th Quarter	$5.99	$3.54
3rd Quarter	5.80	4.50
2nd Quarter	5.08	3.16
1st Quarter	6.43	4.12

On August 7, 2007, the closing sales price per share of our common stock, as reported by the NASDAQ Global Select Market, was $6.82 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.                                      Source and amount of consideration; terms of amended options.

Consideration.

We will issue cash payments for eligible options for which proper elections have been made and accepted as described in Section 2 of this Offer to Amend.  Cash payments will be made from the Company’s general corporate assets, and you will be a general creditor of the Company for the cash payments until they are received.

If we receive and accept elections from eligible holders of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 5,294,265 shares of our common stock, or approximately 2.03% of the total shares of our common stock outstanding as of June 30, 2007, and the maximum aggregate cash payments payable pursuant to the offer will be approximately $3,510,148, including associated employer social security and Medicare tax contributions.

General terms of amended options.

If we have accepted your election to amend your options, you will receive the consideration described in Section 2 of this Offer to Amend.  Each amended option will be amended on the date and time immediately following the date and time that this offer expires, which is currently expected to be Monday, September 10, 2007 at 5:00 p.m., Eastern Time, unless we extend the offer.  All amended options will be evidenced by an “Amendment to Stock Option Agreements and Promise to Make Cash Payment,” which will be sent to you promptly after the expiration of the offer.

Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options; provided, however, that any amended option will be a nonqualified stock option for U.S. federal income tax purposes, even if your eligible option was intended to be an incentive stock option at the time of grant.

The following description summarizes the material terms of the 1997 Plan.  Our statements in this Offer to Amend concerning the 1997 Plan and the amended options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, the 1997 Plan and the form of option agreement in effect for the eligible options, which have been filed as exhibits to the Schedule TO of which this offer is a part.  Please e-mail sknox@sonusnet.com or call Sharon Knox at (978) 614-8572 to receive a copy of the 1997 Plan and the form of option agreement.  We will promptly furnish you copies of these documents upon request at our expense.

Summary of the 1997 Plan.

The 1997 Plan permits the granting of stock options, restricted stock awards and stock grants to eligible participants.  The maximum number of shares of common stock issuable in connection with awards granted under the 1997 Plan increases each January 1 by a number of shares equal to the lesser of (a) five percent (5%) of the total number of shares of common stock issued and outstanding on the immediately preceding December 31 and (b) such number as our Board of Directors may decide.  Such maximum number is currently 55,849,478 shares.  No one person may receive equity awards with respect to more than 20,250,000 shares under the 1997 Plan in any one calendar year.  As of June 30, 2007, the maximum number of shares of common stock subject to options currently outstanding under the 1997 Plan was approximately 41,730,819 shares.

Administration.

The Compensation Committee of the Board of Directors administers the 1997 Plan.  The Compensation Committee has the authority to interpret the 1997 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of award agreements and to make all determinations necessary or advisable for the administration of the 1997 Plan.  The Compensation Committee is authorized to administer certain aspects of the 1997 Plan, including the granting of options to employees.

Term of options.

The term of options granted under the 1997 Plan is as stated in the option agreements.  All options amended pursuant to this offer will expire on the same date as the scheduled expiration of the eligible options they amend.  Amended options will expire earlier upon your termination of employment with the Company in accordance with the terms of the 1997 Plan.

Termination of employment.

If you are currently an employee of Sonus, your employment or other service will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment terminates before the expiration of this offer, you will not be eligible to participate in this offer.

If you participate in this offer, any amended options will continue to be subject to the same vesting schedule in place under the terms of your option immediately prior to such amendment.  If you participate in this offer, you will be entitled to receive a cash payment, less any applicable tax withholding, regardless of whether you remain employed with or otherwise in service to the Company on the payment date.

Exercise price.

The exercise price for each incentive stock option under the 1997 Plan must be equal to not less than 100% of the fair market value of a share of our common stock on the grant date, or not less than 110% of the fair market value of a share of our common stock if the optionee is a ten percent (10%) owner of the Company.  The 1997 Plan does not limit the exercise price of nonqualified stock options under the plan.  The amended options will have an exercise price per share equal to the fair market value of a share of the underlying stock on the revised option grant date as determined by us.  The new exercise price of your amended options will be the closing price of a share of our common stock on the NASDAQ Global Select Market (or its predecessor, the NASDAQ National Market) on the revised option grant date as determined by us.

Vesting and exercise.

The Compensation Committee has the authority to determine the time or times at which options granted under the 1997 Plan may be exercised, and the Compensation Committee may also accelerate the exercisability of options.  Any amended option you receive will be subject to the same vesting schedule as the option it amends, and you will receive vesting credit for any vesting that accrued under the eligible option.  That means that upon the amendment date and time, your amended options will be vested to the same extent and will continue to vest at the same rate as the eligible options they amend.  Continued vesting is subject to your continued employment with us through each relevant vesting date.

Adjustments upon certain events.

Although we have no current plans to enter into a merger or acquisition transaction, if we merge or consolidate into, or are acquired by, another entity, prior to the expiration of the offer, you may choose to withdraw any options with respect to which you elected to accept this offer pursuant to the procedures described elsewhere in this offer, and your options will be treated in accordance with the 1997 Plan and with your option agreement without amendment.  Further, if we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for the options.  If we are acquired prior to the expiration of the offer but we do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any additional adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security, exercise price and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition.  As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares.  Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition.  This could result in eligible holders who do not participate in this offer receiving a greater financial benefit than eligible holders who do participate, even after taking into account the potential adverse tax consequences of not participating.  In addition, your amended options may be exercisable for stock of the acquirer, not common stock of Sonus, while eligible holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Sonus common stock before the effective date.

Pursuant to the terms of the 1997 Plan and our standard form of option agreement, if an “Acquisition” (as defined therein) occurs and the options are assumed or substituted by the acquiring or successor corporation, all outstanding options granted under the 1997 Plan will accelerate in vesting by twelve (12) months.  If an Acquisition occurs and the options are not assumed or substituted by the acquiring or successor corporation, all outstanding options granted under the 1997 Plan will fully accelerate in vesting.  Our Compensation Committee may in its discretion accelerate the vesting of any outstanding options at any time.

If we are acquired, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, such options will cease to vest and will terminate in accordance with their terms.  Regardless of whether you remain an employee on the scheduled payment date, you will still receive any cash payments to which you are entitled as a result of your participation in this offer.

Finally, if we are acquired after the options with respect to which you have chosen to accept this offer have been amended, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the 1997 Plan as amended in accordance with this offer.

Changes in capitalization.

If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spinoff or other similar change in capitalization or event, or any distribution to holders of our common stock other than a normal cash dividend, the Compensation Committee will appropriately adjust the relevant terms and provisions of outstanding options to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

Amendment and termination of the 1997 Plan.

Our Board of Directors may at any time terminate the 1997 Plan or make such  modifications as it shall deem advisable.  No termination or amendment of the 1997 Plan may, without the consent of any recipient of an award granted thereunder, adversely affect the rights of such recipient under such award.

Unless earlier terminated by the Board of Directors, the 1997 Plan terminates on November 18, 2007.

Registration of shares underlying the options.

All of the shares of our common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC.  Unless you are an employee who is considered an affiliate of the Company for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.

In addition, some states impose additional Section 409A taxes. We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.

Federal income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.

10.                               Information concerning the Company.

Sonus, together with its subsidiaries, is a leading provider of voice infrastructure solutions for wireline and wireless providers.  Sonus offers a new generation of carrier-class switching equipment and software that enables voice services to be delivered over Internet Protocol (IP) packet-based networks.

Sonus is incorporated in Delaware.  Our principal executive offices are located at 7 Technology Park Drive, Westford, Massachusetts 01886, and our telephone number at that address is (978) 614-8100.  If you have questions regarding how to participate in this offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question.

A summary of the financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated herein by reference, is attached as Schedule B to this Offer to Amend.  The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 is incorporated herein by reference.  Please see Section 16 of this Offer to Amend entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

The book value per share of our common stock was $1.71 at June 30, 2007.

11.                               Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our current directors and executive officers is attached to this Offer to Amend as Schedule A.  None of our directors or executive officers is an eligible holder.

Neither we, nor any of our directors or executive officers, nor any directors or executive officers of any of our subsidiaries, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock during the 60 days before and including the commencement of this offer.

12.                               Status of options amended by us in the offer; accounting consequences of the offer.

Options that we accept for amendment through the acceptance of elections under this offer will be amended under the 1997 Plan.

For accounting purposes, all options amended pursuant to the offer will be considered modified.  Accordingly, the Company will record additional stock-based compensation charges to the extent the cash payments made under this offer exceed the difference between the fair value of the options as of the closing of the offer and the fair value of the amended option.

13.                               Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that we believe to be material to our business that might be adversely affected by our acceptance of elections and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ Stock Market listing requirements that would be required for the amendment or ownership of our options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept elections for eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or tax regulations from amending options on the amendment date and time, we will not amend any options subject to such provisions.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the amendment, but if the amendment is prohibited on the amendment date and time we will not amend any options subject to such provisions.

14.                               Material United States federal income tax consequences.

The following is a summary of the material United States federal income tax consequences of the offer for those eligible holders subject to United States federal income tax. We include a section that summarizes the tax consequences of participating in the offer and a section that summarizes the tax consequences of not participating in the offer.  You should read both sections before you decide whether to participate in the offer.

This summary is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, final and proposed tax regulations thereunder and administrative and judicial interpretations (the “Code” or “Internal Revenue Code”) as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis.  These tax laws may change and the federal, state and local tax consequences for each eligible holder will depend upon that eligible holder’s individual circumstances.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible holders.  If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  If you have any general questions regarding the terms of this offer or requests for general tax information about this offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question.

If You Participate in this Offer.

If you participate in this offer, you should eliminate adverse tax consequences associated with your eligible options.  Please read this section carefully, as well as the following section summarizing the tax consequences to you if you decide not to participate in the offer.

Amended Options.

Section 409A of the Code provides that stock options granted with an exercise price below the fair market value at the date of grant of the underlying stock will, to the extent the option was not vested on or before December 31, 2004, be subject to adverse tax consequences. If you participate in this offer, your eligible options that are amended should not be subject to the adverse tax consequences under federal law because the exercise price will equal the fair market value at the date of grant of the underlying stock as determined by us.

If you participate in this offer for your eligible options, you will not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options.  We believe that the acceptance and amendment of options will be treated as a non-taxable exchange for United States federal income tax purposes.

All amended options will be nonqualified stock options for purposes of United States tax law, even if your eligible option was intended to be an incentive stock option at the time of grant.  Under current tax law, you generally will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be ordinary compensation income taxable to you in the year of exercise.  If you were a Sonus employee at the time of the grant of the option, any income recognized upon exercise of a nonqualified stock option generally will constitute wages for which withholding will be required.  We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable reporting requirements.

Cash Payments.

The cash payments you will receive in connection with the amendment of your eligible options under this offer will be taxable as ordinary compensation income.  If you were a Sonus employee at the time the eligible options for which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.  We generally will be entitled to a deduction equal to the amount of ordinary compensation income taxable to you if we comply with applicable reporting requirements.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  If you have general questions regarding the terms of this offer or requests for general tax information about this offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question.

If You Do Not Participate in this Offer.

If you do not participate in this offer, you will be subject to adverse tax consequences with respect to your eligible options.  If you do not participate in this offer, you will keep your current options.  Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.

Section 409A of the Code provides that stock options granted with an exercise price below the fair market value at the date of grant of the underlying stock will, to the extent the option was not vested on or before December 31, 2004, be subject to adverse tax consequences. As a result, if you do not participate in this offer, your eligible options will be subject to the adverse tax consequences under federal law.

The adverse tax consequences include a 20% tax imposed under federal law, plus interest, which amount is in addition to all other income and employment taxes applicable to options.  These taxes and interest will likely begin to apply when your option vests.  Further, it is possible that during each subsequent tax year (until the option is exercised or expires), any increase in value of the underlying stock will be taxed and may also be subject to the additional 20% tax and interest, in addition to other income and employment taxes.  In addition, corresponding provisions of some states’ tax laws also impose adverse tax consequences on discounted options, including taxation at vesting, an additional 20% tax and interest.  We will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws and will not reimburse you for those taxes.  In addition, even if you do not participate in the offer, your eligible options will be treated as nonqualified stock options for

U.S. federal income tax purposes, even if those options were intended to be incentive stock options at the time of grant.

If you do not participate in the offer, you will not be entitled to the cash payment.

Uncertainty

It is possible that future guidance issued by the IRS may differ from our current good-faith interpretation of the law and that you and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A.  In addition, the IRS has not yet issued final guidance with respect to the taxation of stock options subject to Section 409A.  While our description above is based on good faith interpretation of the existing guidance under Section 409A, we cannot guarantee the effect of any future IRS guidance.

We cannot guarantee any particular tax results related to your options.  Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  If you have any general questions regarding the terms of this offer or requests for general tax information about this offer, you should e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572 with your question.

15.                               Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options.  If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below.  If we extend the expiration of the offer, we will also extend your right to withdraw elections for eligible options until the new date of the expiration of the offer.  In the case of an extension, we will issue an e-mail or other form of communication no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration of the offer.

We also reserve the right, in our reasonable judgment, before the expiration of the offer to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options for which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and amendment of options for which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration of the offer, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before amendment under the offer, that particular option is not eligible for amendment.  Therefore, if we extend the offer for any reason and if a particular option for which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration of the offer but before the actual amendment date and time under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.                               Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer for your options:

1.                                       Our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on August 2, 2007;

2.                                       Our Quarterly Report on Form 10-Q for our quarter ended June 30, 2007, filed with the SEC on August 9, 2007;

3.                                       Our Current Reports on Form 8-K as filed with the SEC on January 3, 2007, March 8, 2007, March 15, 2007, March 19, 2007, April 2, 2007, May 15, 2007, May 17, 2007 and August 7, 2007; and

4.                                       The description of our common stock included in our registration statement on Form 8-A, filed with the SEC on April 5, 2000, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000-30229.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.  Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by e-mailing sknox@sonusnet.com or calling Sharon Knox at (978) 614-8572.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

17.                               Financial statements.

Attached as Schedule B to this Offer to Amend is our summary financial information from our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for our quarter ended June 30, 2007.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 16 of this Offer to Amend.

18.                               Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the eligible holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer to amend your options.  Sonus will prepare general communications regarding this offer but will not provide tax advice specific to an individual’s circumstances or make any tax recommendation.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend the Exercise Price of Certain Options and in the related offer documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

INFORMATION CONCERNING
THE DIRECTORS AND EXECUTIVE OFFICERS
OF SONUS NETWORKS, INC.

The directors and executive officers of Sonus Networks, Inc. as of August 10, 2007 are set forth in the following table:

Name	Position and Offices Held
Hassan M. Ahmed	Chief Executive Officer, President and Chairman of the Board of Directors
Ellen B. Richstone	Chief Financial Officer
Paul K. McDermott	Vice President of Finance, Corporate Controller and Chief Accounting Officer
Edward T. Anderson	Director
John P. Cunningham	Director
Howard E. Janzen	Director
Paul J. Severino	Director
H. Brian Thompson	Director

Our directors and executive officers are not eligible to participate in this offer.

The address of each director and executive officer is: c/o Sonus Networks, Inc., 7 Technology Park Drive, Westford, Massachusetts 01886, and the telephone number at that address is (978) 614-8100.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF
SONUS NETWORKS, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Year ended December 31,		Six months ended June 30,
	2006	2005 (1)	2007	2006

Consolidated Statement of Operations Data:
Revenue	$279,483	$195,362	$146,639	$124,475
Cost of revenue	$100,432	$78,225	$58,785	$45,798
Operating expenses	$156,560	$121,193	$113,581	$69,875
Net income (loss)	$102,854	$4,785	$(10,954)	$14,730

Net income per common share:
Basic	$0.41	$0.02	$(0.04)	$0.06
Diluted	$0.40	$0.02	$(0.04)	$0.06

Consolidated Balance Sheet Data (at period end):
Current assets	$434,014	$421,139	$459,848	$399,260
Noncurrent assets	$155,590	$36,067	$138,097	$71,336
Current liabilities	$121,817	$143,092	$118,839	$130,644
Noncurrent liabilities	$35,254	$35,302	$34,979	$27,667

(1)   As restated, see Note 2 to the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

B-1